                      [LETTERHEAD OF GARVEY, SCHUBERT & BARER]

                                 February 26, 1996


Pacific Rehabilitation & Sports Medicine, Inc.
8100 NE Parkway Drive, Suite 190
Vancouver, Washington  98662

     RE: AGREEMENT AND PLAN OF MERGER BY AND AMONG PACIFIC REHABILITATION & SPORTS MEDICINE, INC., HORIZON/CMS HEALTHCARE CORPORATION AND HORIZON PRSM CORPORATION

Ladies and Gentlemen:

     We have served as special tax counsel to Pacific Rehabilitation & Sports Medicine, Inc. (the "Company") in connection with the Merger of Horizon PRSM Corporation ("PRSM") into the Company (the "Merger") pursuant to that certain Agreement and Plan of Merger dated as of November 9, 1995, by and among the Company, Horizon/CMS Healthcare Corporation ("Horizon) and PRSM (the "Agreement"). This opinion is furnished to you pursuant to Section 5.2(c) of the Agreement.

     In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction as being true) of the Agreement and the various documents attached thereto or referred to therein (collectively, the "Transaction Documents"), written factual representations by representatives of the Company, Horizon and PRSM dated February 26, 1996, and such other records and documents as we have deemed necessary for the purpose of this opinion.

     With your consent, we have also assumed that the shareholders of the Company, as a group, do not currently have, and will not have as of the date of the Merger, a plan or intention to sell, exchange, or otherwise dispose of a number of shares of Horizon stock received in the Merger that would reduce the Company shareholders' ownership of Horizon stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of that date. We have also assumed that the merger will occur and be consummated, in all material respects, in the manner described in the Agreement.

     With your permission, we have not performed any independent investigation to verify the accuracy of any such assumptions, representations, or other matters disclosed by our examination. We have assumed the genuineness of all signatures on documents, records and certificates coming to our attention, the authenticity of all documents, records and certificates

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Pacific Rehabilitation & Sports Medicine, Inc.
February 26, 1996
Page 2

submitted to us as originals, the conformity to original documents, records and certificates of all documents, records and certificates submitted to us as copies, and the validity, truthfulness and reliability, as of the date of this opinion, of all statements of fact contained in such documents, records and certificates and of all representations made to us in connection with our examination.

     Based upon the foregoing, and in reliance thereon and upon our consideration of such matters of law as we deem relevant in the circumstances, subject to the qualifications and assumptions stated herein, we are of the opinion that:

     (1)  The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Sections 368(a)(1)(A) and 368(a)(2)(E). Horizon, PRSM and the Company will each be "a party to a reorganization" within the meaning of
Section 368(b).

     (2) No gain or loss will be recognized by the Company shareholders upon the exchange of their Company common stock solely for Horizon common stock. Section 354(a)(1).

     (3) The aggregate basis of the Horizon common stock to be received by the Company shareholders will be the same, in each instance, as the aggregate basis of the Company common stock surrendered in exchange therefor (reduced by any amount allocable to fractional shares for which cash is received).
Section 358(a)(1).

     (4) The holding period of the Horizon common stock will include the holding period of the Company common stock surrendered in exchange therefor, provided the Company common stock was held as a capital asset on the date of the exchange. Section 1223(1).

     (5) Any cash received by a Company shareholder in lieu of a fractional share will be treated as received in exchange for the fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss, provided that such share was held as a capital asset.



__________________
(1) Except as otherwise indicated, all Section references herein are to the Code.


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Pacific Rehabilitation & Sports Medicine, Inc.
February 26, 1996
Page 3

LIMITATIONS AND DISCLAIMERS

     No opinion has been requested, and none is expressed, as to the federal income tax consequences to the holders of warrants or options for Company common stock of exchanging, pursuant to the Agreement, those warrants and options for warrants or options for Horizon common stock.

     The Company has not sought a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Merger. The opinions of the Special Tax Counsel to the Company will not be binding on the Internal Revenue Service nor preclude it from taking a contrary position on the matters addressed herein.

     The opinions expressed herein are based upon legal authority and precedent in effect on the date hereof, which authority and precedent are subject to change, both prospectively and retroactively. Moreover, future administrative or judicial rulings or legislative changes may have an adverse effect on the legal and tax consequences described herein. We further note that we are opining herein only as to the effect on the subject transactions of the laws of the United States of America, and we express no opinion concerning the applicability of any

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Pacific Rehabilitation & Sports Medicine, Inc.
February 26, 1996
Page 4

other laws to the subject transactions. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, Horizon or PRSM, Horizon or PRSM shareholders or any transactions between the Horizon, PRSM and/or the Company.

     The opinions expressed in this letter are based upon the laws in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision, or otherwise.

     This opinion is being furnished only to the Company and is solely for its benefit and the benefit of its shareholders. Accordingly, this opinion may not be used, circulated, quoted, or relied upon by any other person or entity without, in each instance, our prior written consent.

                         Very truly yours,


                         /s/ Garvey, Schubert & Barer

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                                  February 26, 1996


Garvey, Schubert & Barer
121 S.W. Morrison Street
Eleventh Floor
Portland, Oregon 97204-3141

     RE: MERGER OF HORIZON PRSM CORPORATION INTO PACIFIC REHABILITATION & SPORTS MEDICINE, INC.


Dear Sirs:

     In connection with your opinion as to certain federal income tax consequences from the merger of Horizon PRSM Corporation ("PRSM") into Pacific Rehabilitation & Sports Medicine, Inc. (the "Company") pursuant to an Agreement and Plan of Merger dated as of November 9, 1995, by and among the Company, Horizon/CMS Healthcare Corporation ("Horizon") and PRSM (the "Plan of Merger"), each of the undersigned hereby makes the representations attributed to them hereinafter. The actions described in the Plan of Merger are collectively referred to as the "Transaction". The date and time of the Transaction mean the date and time defined as the "Effective Time" in the Plan of Merger.

I.   REPRESENTATIONS OF THE COMPANY

     (a) The Company is a corporation duly incorporated and validly existing under the laws of the state of Delaware.

     (b) The Plan of Merger has been duly adopted and approved by the Board of Directors of the Company.

     (c) The shareholders of the Company will receive no consideration other than Horizon Stock (other than cash in lieu of fractional shares of Horizon stock) in exchange for their the Company stock.

     (d) The fair market value of the Horizon stock received by a Company shareholder (plus any cash issued to the shareholder in lieu of a fractional interest of Company stock) will be approximately equal to the fair market value of the Company stock surrendered by the shareholder in the exchange.

     (e) To the best of the knowledge of the management of the Company, there is no plan or intention on the part of the shareholders of the Company, to sell, exchange, or otherwise dispose of a number of shares of Horizon stock received in the Transaction that would reduce the Company shareholders' ownership of Horizon stock to a number of shares

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Garvey, Schubert & Barer
February 26, 1996
Page 2


having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of this representation, shares of Company stock exchanged for cash in lieu of fractional shares of Horizon stock will be treated as outstanding Company stock on the date of the Transaction. Moreover, shares of Company stock and shares of Horizon stock held by the Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Transaction will be considered in making representation.

     (f) The Company has no plan or intention to issue additional shares of its stock that would result in Horizon losing control of the Company within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

     (g) The payment of cash in lieu of fractional shares of Horizon stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Transaction to the Company shareholders instead of issuing fractional shares of Horizon stock will not exceed one percent of the total consideration that will be issued in the Transaction to the Company shareholders in exchange for their Company stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an amount equal to or greater than the value of one full share of Horizon stock.

     (h) Following the Transaction, the Company will continue its historic business or use a significant portion of its historic business assets in a business.

     (i) At the time of the Transaction, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Horizon's acquisition or retention of control of the Company, as defined in Section 368(c) of the Code.

     (j) On the date of the Transaction, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (k) The Company has never made an election to be treated, for federal income tax purposes, as an "S" corporation under Subchapter S of the Code.

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Garvey, Schubert & Barer
February 26, 1996
Page 3


II.  REPRESENTATIONS OF HORIZON AND PRSM

     (a) Horizon is a corporation duly incorporated and validly existing under the laws of the state of Delaware.

     (b) PRSM is a corporation duly incorporated and validly existing under the laws of the state of Delaware.

     (c) Horizon incorporated PRSM for the sole purpose of consummating the Transaction. The stock of PRSM is wholly owned by Horizon.

     (d) PRSM has engaged in no business to date and will engage in no activities prior to its merger into the Company except as set forth in the Plan of Merger.

     (e) The Plan of Merger has been duly adopted and approved by the Boards of Directors of Horizon and PRSM.

     (f) Horizon has no plan or intention to reacquire any of its stock issued in the Transaction.

     (g) Horizon does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the Company.

     (h) Prior to the Transaction, Horizon will be in control of PRSM within the meaning of Section 368(c) of the Code.

     (i) Horizon has no plan or intention to liquidate the Company; to merge the Company with or into another corporation (other than the merger of PRSM into the Company pursuant to the Plan of Merger); to sell or otherwise dispose of the stock of the Company except for transfers of stock to corporations controlled by Horizon; or to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from PRSM, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Company.

     (j) PRSM will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Transaction.

     (k) Neither Horizon nor PRSM has ever made an election to be treated, for federal income tax purposes, as an "S" corporation under Subchapter S of the Code.

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Garvey, Schubert & Barer
February 26, 1996
Page 4


III. REPRESENTATIONS OF THE COMPANY, HORIZON AND PRSM

     (a)  There are valid corporate business reasons for the Transaction.

     (b) None of the parties to the Transaction is under the jurisdiction of a court in a Title 11 or similar case within meaning of Section 368(a)(3)(A) of the Code.

     (c) None of the parties to the Transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (d) There is no intercorporate indebtedness existing between Horizon and the Company or between PRSM and the Company that was issued, acquired, or will be settled at a discount.

     (e) In the Transaction, shares of the Company stock representing control of the Company, as defined in Code Section 368(c), will be exchanged solely for voting stock of Horizon. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Horizon will be treated as outstanding Company stock on the date of the Transaction.

     (f) Following the Transaction, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of PRSM's net assets and at least 70 percent of the fair market value of PRSM's gross assets held immediately prior to the Transaction. For purposes of this representation, amounts used by the Company or PRSM to pay reorganizational expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of the Company or PRSM, respectively, immediately prior to the Transaction.

     (g) None of the compensation received by any shareholder of Company will be separate consideration for, or allocable to, any of their shares of Company stock; none of the shares of Horizon Stock received by any such shareholder-employees will be separate consideration for, or allocable to, any employment agreement; none of the shares of Horizon Stock received by any Company shareholder will be separate consideration for, or allocable to, any covenant not to compete; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

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Garvey, Schubert & Barer
February 26, 1996
Page 5


     (h) Horizon, PRSM, the Company, and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Transaction. Horizon will pay or assume only those expenses of the Company that are solely and directly related to the Transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

     This letter may be executed in counterparts.

     Executed this 26th day of February, 1996 at Portland, Oregon.

                               PACIFIC REHABILITATION & SPORTS MEDICINE, INC.

                               By   /s/ William A. Norris
                                    -----------------------------------------
                               Title  Executive Vice President-Finance &
                                         Administrative
                                    -----------------------------------------


     Executed this 26th day of February, 1996 at Albuquerque, New Mexico.

                               HORIZON/CMS HEALTHCARE CORPORATION


                               By   /s/ Scot Sauder
                                    -----------------------------------------
                               Title  Vice President of Legal Affairs,
                                         Secretary and General Counsel
                                    -----------------------------------------


     Executed this 26th day of February, 1996 at ___________________________,
_________.

                               HORIZON PRSM CORPORATION


                               By   /s/ Scot Sauder
                                    -----------------------------------------
                               Title  Vice President of Legal Affairs
                                         and Secretary
                                    -----------------------------------------